Exhibit 99
Wendy’s International, Inc. announces 2006 second-quarter results
Revenues increased 8.3% to $1.0 billion
Reported net loss was $29.1 million
Company announces pre-tax charges for Baja Fresh of $122.5 million ($93.0 million after tax) and severance related to restructuring
     DUBLIN, Ohio (July 27, 2006) — Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the second quarter 2006.
     Total revenues increased 8.3% to $1.0 billion.
     The Company’s second-quarter pretax loss was $26.0 million compared to pretax income of $106.7 million in 2005. Reported net loss was $29.1 million compared to net income of $70.8 million in the second quarter of 2005. The Company reported a net loss per share of $0.25 compared to diluted EPS of $0.61 in the second quarter of 2005.
     Charges significantly affected earnings in the 2006 second quarter (see “second-quarter results” below for more information), including goodwill, other intangible and fixed asset impairment charges for Baja Fresh® Mexican Grill, as well as voluntary early retirement costs, severance expenses and consulting fees, among others.
     Excluding the Baja Fresh after tax impairment charges of $93.0 million, net income would have been $63.8 million or $0.54 per share, based on fully diluted shares of 117.8 million (see “Baja Fresh statement” below).
     “Our reported second-quarter results for the overall company were lower than expected, primarily due to factors unrelated to the performance of our core Wendy’s and Tim Hortons® businesses,” said interim Chief Executive Officer and President Kerrii Anderson.
     “Excluding charges and costs for our restructuring initiatives, our core Wendy’s® business is improving,” Anderson said. “During the second quarter Wendy’s produced the strongest same-store sales gains in the last seven quarters and food costs are improving. Wendy’s July same-store sales trends are even stronger and are running about 3.5%. Our leadership team, operators and franchisees are excited about the turnaround of our business, and we are optimistic that our momentum will continue into the third quarter. We have a strong lineup of new and promotional products in the pipeline.”
     Tim Hortons also continued its strong momentum, exceeding expectations once again in its second quarter as a public company.
Wendy’s demonstrates progress with sales initiatives and cost-cutting measures
     Wendy’s second-quarter sales initiatives included the April introduction of its new Frescata™ deli sandwich line, which features high-quality deli meats, fresh toppings and artisan bread.
     During the second quarter Wendy’s also promoted its Late-Night business; its Fix n’ Mix Frosty™, featuring the customer’s choice of M&Ms®, Butterfinger® or Oreo® toppings; Combo Choices, which offers consumers a choice of side items with the purchase of a sandwich; a revised combo sizing program with new options for drink sizes and sides; a new 99-cent chicken sandwich; and Wendy’s Kids’ Meal® Choices program, featuring two nutritious sandwiches and a low-fat yogurt and granola side option. Wendy’s announced in July that it will be introducing a vanilla Frosty at many locations throughout the U.S., beginning in August.
     During the third quarter, Wendy’s is launching its new Frescata Italiana sandwich. Frescata Italiana is the fifth member of the Frescata sandwich line-up, and contains Sun dried Tomato Vinaigrette dressing, roasted red peppers, Swiss cheese, black forest ham, Genoa salami and Romaine lettuce. The Company will also be testing several new products during the third quarter, including the 4-Alarm Spicy Chicken Sandwich, “Big Dipper” wing-sized chicken fillets with dipping sauces, Chunky Chicken Salad Frescata and new Double Melt Cheeseburgers.
     Wendy’s continues to make progress with its plan to reduce general and administrative and overhead costs by $100 million. The Company confirmed that it has eliminated 355 positions, which will account for the majority of the $100 million total savings. Of the 355 positions, approximately three-quarters were from the corporate office, with the remainder coming from the field offices. A significant number of positions were eliminated through a voluntary early retirement program and normal attrition.
Tim Hortons spin-off on track for October 1
     Wendy’s announced in June that its Board of Directors has confirmed its intent to spin off the 160 million shares of Tim Hortons that it currently owns. The shares represent an 82.75% ownership stake in Tim Hortons.
     Wendy’s is targeting October 1, 2006, to complete the Tim Hortons spin-off, assuming it has received from the IRS a ruling on the tax-free status of the distribution before that time. The record date to determine the shareholders who will be entitled to the Tim Hortons shares at the time of distribution will be set by the Wendy’s Board of Directors in advance of the distribution date.
     In preparation for the spin-off, Tim Hortons continues to build the infrastructure necessary to be a standalone public company. Tim Hortons has recently added resources in the Financial Reporting, Treasury, Corporate Governance and Securities Law areas. Tim Hortons expects to have in place sufficient internal resources in the areas it has historically shared with Wendy’s prior to the separation date.
     Tim Hortons promoted its new caramel-themed baked goods during the second quarter, including caramel-chocolate donuts, caramel apple fritters, caramel streusel cakes and caramel turnovers in April.
     Tim Hortons promoted iced cappuccino with “flavor shots” of butter caramel, French vanilla, hazelnut or raspberry during May. These flavor shots can also be added to other beverages. Through May and June, Tim Hortons introduced a new chunky chicken salad wrap, and in June promoted strawberry-themed desserts, featuring a strawberry tart.
     During the third quarter, Tim Hortons will promote its flavored iced cappuccino and its toasted chicken club sandwich in both Canada and the U.S. The Company will also promote its 12-grain bagel in Canada and its chicken salad wraps in the U.S.
Second-quarter results
The 2006 second-quarter results for the Company include the impact of:
•	Strong sales at Tim Hortons, both in Canada and the U.S.

•	Slightly positive same-store sales at Wendy’s.

•	Negative same-store sales at Baja Fresh Mexican Grill.

•	A total of 69 new system-wide restaurants opened in the quarter, which is lower than initially planned, compared to 74 in the same period a year ago. Wendy’s opened 38 new units and Tim Hortons opened 30 new restaurants.

•	The loss of approximately $4 million in pretax rental income due to the sale of Wendy’s properties during 2005 and 2006, which impacts the franchise revenue line.

•	An improvement in Wendy’s food costs, including the system-wide cost for fresh ground beef, which averaged 6.3% lower compared to one year ago. This benefited pretax income by approximately $2 million compared to 2005.
•	Incremental pretax advertising expense of $10 million for the Wendy’s brand. This impacts the operating costs line on the income statement.
•	A $4.6 million reduction in expenses for health care claims, which impacted both the company restaurant operating costs and general and administrative expense lines.
•	General and administrative (G&A) expenses of $81.6 million, or 7.9% of revenues, compared to $73.2 million, or 7.7% of revenues, in the second quarter of 2005. Impacting G&A was approximately $2 million in incremental pretax employee stock compensation expense, reflecting the acceleration of restricted stock unit awards for Tim Hortons employees leading up to the planned spin-off of Tim Hortons (in accordance with Statement of Financial Accounting Standards No. 123R — “Share-Based Payment”). G&A also included the impact of a stronger Canadian dollar and incremental administrative expenses at Tim Hortons as it prepares to become a standalone public company.
•	Other expense of $28.3 million, compared to other income of $3.6 million in the second quarter of 2005. The increase primarily relates to the pretax impact of initiatives for the implementation of Wendy’s Combo Plan, including voluntary early retirement costs, severance expenses and consulting fees totaling $27.3 million.
•	Higher pretax interest expense from the third-party debt entered into during the first quarter by Tim Hortons of approximately $4 million, more than offset by higher pretax interest income on proceeds from the Tim Hortons initial public offering (IPO) and new debt of about $11 million in late March.
•	The loss of 17.25%, or $12.3 million, of the net income contribution from Tim Hortons following its IPO in late March.
•	$122.5 million in pretax ($93.0 million after tax) non-cash goodwill, other intangible and fixed asset impairment charges for Baja Fresh, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company’s testing for impairment was not complete as of the date of this press release. Any adjustment to the charges will be included in the Company’s second-quarter Form 10-Q, and will represent management’s best estimates as of the end of the second quarter. The Company previously announced its intent to pursue strategic alternatives for its Baja Fresh business, and any future gain or loss will depend upon the selection of an alternative. The impairment charges reflect the continued declining sales and overall performance at Baja Fresh during the first half of 2006.
•	The income tax provision reflects a benefit of approximately $11 million from the resolution of tax audits at Tim Hortons.
•	Stronger Canadian currency ($1.12 vs. $1.24 in 2005), which benefited pretax income by approximately $9.6 million compared to 2005.
Third-quarter outlook
     The Company expects its third-quarter beef price to improve on a system-wide basis by an average of 13.5% compared to the third quarter of 2005. Average beef costs for the first nine months of 2006 will be 7.8% lower than in the same period in 2005. The Company expects rising utility costs to partly offset the improvement in beef costs.
     The Company anticipates that it will incur additional costs in the third quarter totaling $10 million to $15 million for a number of items including costs related to the spin-off transaction, voluntary early retirement costs, severance expenses and consulting fees.
Board approves 114th consecutive dividend
     The Board of Directors approved a quarterly dividend of $0.17 per share, payable on August 21 to shareholders of record as of August 7. The dividend will be the Company’s 114th consecutive dividend.

Second-quarter conference call and webcast scheduled for today, July 27
     Tim Hortons management will host a conference call at 3:00 p.m. (Eastern) today, July 27 to discuss second quarter results, followed by Wendy’s management at 4:00 p.m. (Eastern). Investors and the public may listen to either or both conference calls in the following ways:
•	Phone Call: The dial-in number is 877-572-6014 (U.S. and Canada) or 706-679-4852 (International). No need to register in advance.

•	Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.
Second-Quarter Same-Store Sales Summary

	2Q 2006	2Q 2005	2006 YTD
Wendy’s U.S. Company	0.7%	-4.6%	-2.0%
Wendy’s U.S. Franchise	1.0%	-3.9%	-2.0%
Tim Hortons Canada	6.1%	5.6%	7.3%
Tim Hortons U.S.	8.4%	9.1%	9.1%
Baja Fresh System	-5.5%	-1.7%	-4.6%
Monthly Same-Store Sales Summary for April*, May, and June

	April 2006	April 2005	May 2006	May 2005	June 2006	June 2005
Wendy’s U.S. Company	0.2%	-5.8%	-0.5%	-4.0%	2.5%	-3.7%
Wendy’s U.S. Franchise	0.5%	-5.5%	-0.1%	-2.9%	2.8%	-2.9%
Tim Hortons Canada	5.0%	6.5%	6.4%	6.3%	7.1%	3.7%
Tim Hortons U.S.	5.6%	11.5%	10.0%	9.0%	10.1%	6.2%

*	April sales results were impacted by an Easter shift, as the holiday was in the first quarter a year ago, but was in the second quarter this year.
Second-Quarter New Restaurant Openings

	2Q 2006	2Q 2005
Wendy’s	38	46
Tim Hortons	30	23
Baja Fresh	1	5
TOTAL	69	74
Baja Fresh statement
     The company believes that presenting its net income and EPS results excluding the impact of the Baja Fresh impairment charges provides a more accurate view of its underlying operating performance.
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,900 total restaurants and quality brands, including Wendy’s Old Fashioned Hamburgers® and Baja Fresh Mexican Grill. The Company also has investments in three additional quality brands — Tim

Hortons, Cafe Express and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.
CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Second Quarter Ended
	7/2/2006	7/3/2005	$ Change	% Change

REVENUES
Retail sales	$825,620	$770,508	$55,112	7.2%
Franchise revenues	204,536	180,514	24,022	13.3%

TOTAL REVENUES	1,030,156	951,022	79,134	8.3%

COSTS & EXPENSES
Cost of sales	539,538	505,535	34,003	6.7%
Company restaurant operating costs	174,354	172,623	1,731	1.0%
Operating costs	59,806	36,853	22,953	62.3%
Depreciation of property & equipment	50,200	49,633	567	1.1%
General & administrative expenses	81,602	73,221	8,381	11.4%
Baja Fresh impairment charges	122,482	0	122,482	n/m
Other (income) expense, net	28,258	(3,567)	31,825	n/m

TOTAL COSTS & EXPENSES	1,056,240	834,298	221,942	26.6%

OPERATING (LOSS) INCOME	(26,084)	116,724	(142,808)	-122.3%

Interest expense	(14,767)	(11,330)	(3,437)	-30.3%
Interest income	14,866	1,335	13,531	n/m

(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	(25,985)	106,729	(132,714)	-124.3%

INCOME TAXES	(9,186)	35,969	(45,155)	n/m

Tim Hortons Inc. minority interest	12,316	0	12,316	n/m

NET (LOSS) INCOME	($29,115)	$70,760	($99,875)	-141.1%

Diluted earnings per common share	($0.25)	$0.61	($0.86)	-60.7%

Diluted shares	116,861	116,632	229	0.2%

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Year-to-Date Ended
	7/2/2006	7/3/2005	$ Change	% Change

REVENUES
Retail sales	$1,579,367	$1,495,055	$84,312	5.6%
Franchise revenues	382,309	350,140	32,169	9.2%

TOTAL REVENUES	1,961,676	1,845,195	116,481	6.3%

COSTS & EXPENSES
Cost of sales	1,045,346	983,450	61,896	6.3%
Company restaurant operating costs	350,067	342,293	7,774	2.3%
Operating costs	120,157	73,035	47,122	64.5%
Depreciation of property & equipment	99,132	98,351	781	0.8%
General & administrative expenses	164,086	149,065	15,021	10.1%
Baja Fresh impairment charges	122,482	0	122,482	n/m
Other (income) expense, net	19,678	(7,535)	27,213	n/m

TOTAL COSTS & EXPENSES	1,920,948	1,638,659	282,289	17.2%

OPERATING INCOME	40,728	206,536	(165,808)	-80.3%

Interest expense	(27,366)	(22,864)	(4,502)	-19.7%
Interest income	19,004	2,524	16,480	n/m

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	32,366	186,196	(153,830)	-82.6%

INCOME TAXES	(2,532)	64,180	(66,712)	n/m

Tim Hortons Inc. minority interest	12,781	0	12,781	n/m

NET INCOME	$22,117	$122,016	($99,899)	-81.9%

Diluted earnings per common share	$0.19	$1.06	($0.87)	-35.8%

Diluted shares	117,082	115,612	1,470	1.3%

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

					Increase (Decrease)
	Second Quarter Ended				From Prior Year
		% of		% of
(in thousands):	July 2, 2006	Total	July 3, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$542,281	65.7%	$537,825	69.8%	$4,456	0.8%
Tim Hortons	234,107	28.3%	180,493	23.4%	53,614	29.7%
Developing Brands*	49,232	6.0%	52,190	6.8%	(2,958)	-5.7%

	$825,620	100.0%	$770,508	100.0%	$55,112	7.2%

Franchise Revenues
Wendy’s	$76,342	37.3%	$77,312	42.8%	($970)	-1.3%
Tim Hortons	126,264	61.7%	101,002	56.0%	25,262	25.0%
Developing Brands*	1,930	1.0%	2,200	1.2%	(270)	-12.3%

	$204,536	100.0%	$180,514	100.0%	$24,022	13.3%

Total Revenues
Wendy’s	$618,623	60.0%	$615,137	64.7%	$3,486	0.6%
Tim Hortons	360,371	35.0%	281,495	29.6%	78,876	28.0%
Developing Brands*	51,162	5.0%	54,390	5.7%	(3,228)	-5.9%

	$1,030,156	100.0%	$951,022	100.0%	$79,134	8.3%

*	Developing Brands include Baja Fresh and Cafe Express.

					Increase (Decrease)
	Year-to-Date Ended				From Prior Year
		% of		% of
(in thousands):	July 2, 2006	Total	July 3, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$1,041,512	65.9%	$1,051,859	70.4%	($10,347)	-1.0%
Tim Hortons	442,307	28.0%	342,637	22.9%	99,670	29.1%
Developing Brands*	95,548	6.1%	100,559	6.7%	(5,011)	-5.0%

	$1,579,367	100.0%	$1,495,055	100.0%	$84,312	5.6%

Franchise Revenues
Wendy’s	$141,584	37.0%	$152,144	43.5%	($10,560)	-6.9%
Tim Hortons	237,087	62.0%	193,747	55.3%	43,340	22.4%
Developing Brands*	3,638	1.0%	4,249	1.2%	(611)	-14.4%

	$382,309	100.0%	$350,140	100.0%	$32,169	9.2%

Total Revenues
Wendy’s	$1,183,096	60.3%	$1,204,003	65.2%	($20,907)	-1.7%
Tim Hortons	679,394	34.6%	536,384	29.1%	143,010	26.7%
Developing Brands*	99,186	5.1%	104,808	5.7%	(5,622)	-5.4%

	$1,961,676	100.0%	$1,845,195	100.0%	$116,481	6.3%

*	Developing Brands include Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

	Second Quarter Ended				Change
		% of		% of
(in thousands):	July 2, 2006	Revenues	July 3, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$51,217	8.3%	$57,430	9.3%	($6,213)	-10.8%
Tim Hortons	93,512	25.9%	76,587	27.2%	16,925	22.1%
Developing Brands*	(124,296)	-242.9%	(1,160)	-2.1%	(123,136)	n/m

Segment operating income	$20,433	2.0%	$132,857	14.0%	($112,424)	-84.6%
Corporate charges**	(46,517)		(16,133)		(30,384)

Operating income	($26,084)	-2.5%	$116,724	12.3%	($142,808)	-122.3%

*	Developing Brands include Baja Fresh and Cafe Express. Second quarter 2006 includes impairment charges of $122,482.

**	Corporate charges include certain overhead costs which are not allocated to individual segments.
n/m — not meaningful

	Year-to-Date Ended				Change
		% of		% of
(in thousands):	July 2, 2006	Revenues	July 3, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$62,999	5.3%	$101,368	8.4%	($38,369)	-37.9%
Tim Hortons	169,466	24.9%	139,131	25.9%	30,335	21.8%
Developing Brands*	(128,762)	-129.8%	(4,615)	-4.4%	(124,147)	n/m

Segment operating income	$103,703	5.3%	$235,884	12.8%	($132,181)	-56.0%
Corporate charges**	(62,975)		(29,348)		(33,627)

Operating income	$40,728	2.1%	$206,536	11.2%	($165,808)	-80.3%

*	Developing Brands include Baja Fresh and Cafe Express. 2006 includes impairment charges of $122,482.

**	Corporate charges include certain overhead costs which are not allocated to individual segments.
n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	July 2, 2006	April 2, 2006	From Prior Quarter	July 3, 2005	From Prior Year

Wendy’s
U.S.
Company	1,322	1,313	9	1,340	(18)
Franchise	4,693	4,704	(11)	4,652	41

	6,015	6,017	(2)	5,992	23

Canada
Company	148	150	(2)	158	(10)
Franchise	233	230	3	226	7

	381	380	1	384	(3)

Other International
Company	5	5	0	5	0
Franchise	342	343	(1)	346	(4)

	347	348	(1)	351	(4)

Total Wendy’s
Company	1,475	1,468	7	1,503	(28)
Franchise	5,268	5,277	(9)	5,224	44

	6,743	6,745	(2)	6,727	16

Tim Hortons
U.S.
Company	62	63	(1)	67	(5)
Franchise	235	229	6	197	38

	297	292	5	264	33

Canada
Company	40	35	5	32	8
Franchise	2,585	2,576	9	2,459	126

	2,625	2,611	14	2,491	134

Total Tim Hortons
Company	102	98	4	99	3
Franchise	2,820	2,805	15	2,656	164

	2,922	2,903	19	2,755	167

Baja Fresh
U.S.
Company	143	143	0	146	(3)
Franchise	155	156	(1)	157	(2)

Total Baja Fresh	298	299	(1)	303	(5)

Cafe Express
U.S.
Company	19	19	0	19	0

Total Cafe Express	19	19	0	19	0

Total System
Company	1,739	1,728	11	1,767	(28)
Franchise	8,243	8,238	5	8,037	206

	9,982	9,966	16	9,804	178

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also include in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs and restructuring costs.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.